Exhibit 99.2

CHURCHILL DOWNS INCORPORATED

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Background

On October 31, 2018, Churchill Downs Incorporated (the “Company”) announced that it had entered into a definitive purchase agreement pursuant to which the Company agreed to acquire certain ownership interests of Midwest Gaming Holdings, LLC (“Midwest Gaming”), the parent company of Rivers Casino Des Plaines in Des Plaines, Illinois for cash (the “Sale Transaction”).

The Sale Transaction was comprised of (i) the Company’s purchase of 100% of the ownership stake in Midwest Gaming held by affiliates and co-investors of Clairvest Group Inc. (“Clairvest”) for approximately $291.0 million and (ii) the Company’s offer to purchase, on the same terms, additional units of Midwest Gaming held by High Plaines Gaming, LLC (“High Plaines”), an affiliate of Rush Street Gaming, LLC, and Casino Investors, LLC (“Casino Investors“). On March 5, 2019, the Company completed the Sale Transaction. Based on the results of the purchase of the Clairvest ownership stake and the purchase, on the same terms, of additional units held by High Plaines and Casino Investors, the Company acquired, at the closing of the Sale Transaction, approximately 42% of Midwest Gaming for aggregate cash consideration of $406.6 million.

Following the closing of the Sale Transaction, the parties entered into a recapitalization transaction pursuant to which Midwest Gaming used approximately $300.0 million in proceeds from new credit facilities to redeem, on a pro rata basis, additional Midwest Gaming units held by High Plaines and Casino Investors (the “Recapitalization” and together with the Sale Transaction, the “Transactions“). As a result of the Recapitalization on March 6, 2019, the Company’s ownership of Midwest Gaming increased to 61.3%.

The total aggregate cash consideration for the Sale Transaction was $410.1 million, which included $3.5 million of certain transaction costs and working capital adjustments. The Company recognized a $109.6 million deferred tax liability and a corresponding increase in the Company’s investment in unconsolidated affiliates related to an entity the Company acquired in conjunction with its acquisition of the Clairvest ownership.

A new LLC agreement for Midwest Gaming was entered into by all members as a result of the change in ownership structure of Midwest Gaming due to the Transactions. Under the new LLC agreement, both the Company and High Plaines have participating rights over Midwest Gaming, and both must consent to Midwest Gaming’s operating, investing and financing decisions. As a result, the Company accounts for Midwest Gaming using the equity method of accounting.

Basis of Presentation

The unaudited pro forma combined financial information is based on historical financial statements of the Company and Midwest Gaming, as adjusted for the unaudited pro forma effects of the Transactions. The unaudited pro forma combined financial information should be read in conjunction with the notes thereto, the historical consolidated financial statements and the related notes of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and the historical audited financial statements and the related notes of Midwest Gaming, which are attached hereto as Exhibit 99.1.

The unaudited pro forma combined statement of income for the year ended December 31, 2018 gives effect as if the Transactions were consummated on January 1, 2018.

The unaudited pro forma combined balance sheet presents the financial position of the Company as if the Transactions were consummated on December 31, 2018.

The unaudited pro forma adjustments and related assumptions are described in the accompanying notes to the unaudited pro forma combined financial information. The unaudited pro forma combined financial information has been prepared based upon currently available information and assumptions that are deemed appropriate by the Company’s management. The unaudited pro forma combined financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the Transactions, (ii) factually supportable, and (iii) with respect to the unaudited pro forma combined statement of income, expected to have a continuing impact on the Company. The unaudited pro forma combined financial information is for informational and illustrative purposes only and is not intended to be indicative of what actual results would have been had the Transactions occurred on the dates assumed, nor does such data purport to represent the consolidated financial results of the Company for future periods. The actual financial position and results of operations may differ significantly from the unaudited pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma combined financial information of the Company was prepared in accordance with Article 11 of Regulation S-X.

CHURCHILL DOWNS INCORPORATED

PRO FORMA COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2018

(Unaudited)

(in millions, except per common share data)	As Reported	Pro Forma Adjustments		Pro Forma
Net revenue:
Racing	$274.3	—		$274.3
TwinSpires	290.2	—		290.2
Casino	411.2	—		411.2
Other Investments	33.3	—		33.3

Total net revenue	1,009.0	—		1,009.0
Operating expense:
Racing	204.9	—		204.9
TwinSpires	196.1	—		196.1
Casino	284.1	—		—
Other Investments	32.2	—		32.2
Corporate	2.1	—		2.1
Selling, general and administrative expense	90.5	—		90.5
Transaction expense, net	10.3	(1.2)	(a)	9.1

Total operating expense	820.2	(1.2)		819.0

Operating income	188.8	1.2		190.0
Other income (expense):
Interest expense	(40.1)	(15.3)	(b)	(55.4)
Equity in income of unconsolidated investments	29.6	36.0	(c)	65.6
Gain on Ocean Downs/Saratoga transaction	54.9	—		54.9
Miscellaneous, net	0.7	—		0.7

Total other income (expense)	45.1	20.7		65.8

Income from operations before provision for income taxes	233.9	21.9		255.8
Income tax provision	(51.3)	(5.7)	(d)	(57.0)

Income from continuing operations, net of tax	$182.6	16.2		$198.8

Continuing operations per common share data:
Basic	$4.42			$4.81
Diluted	$4.39			$4.78

Weighted average shares outstanding:
Basic	41.3			41.3
Diluted	41.6			41.6

See accompanying notes to unaudited pro forma combined financial information.

CHURCHILL DOWNS INCORPORATED

PRO FORMA COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2018

(Unaudited)

(in millions)	As Reported	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$133.3	$(0.5)	(g)	$132.8
Restricted cash	40.0	—		40.0
Accounts receivable, net	28.8	—		28.8
Income taxes receivable	17.0	—		17.0
Other current assets	22.4	—		22.4

Total current assets	241.5	(0.5)		241.0
Property and equipment, net	757.5	—		757.5
Investment in and advances to unconsolidated affiliates	108.1	410.1	(e)	621.2
		109.6	(f)
		(7.1)	(c)
		0.5	(g)
Goodwill	338.0	—		338.0
Other intangible assets, net	264.0	—		264.0
Other assets	16.1	—		16.1

Total assets	$1,725.2	$512.6		$2,237.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$47.0	$—		$47.0
Purses payable	15.8	—		15.8
Account wagering deposit liabilities	29.6	—		29.6
Accrued expense	89.8	—		89.8
Current deferred revenue	47.9	—		47.9
Current maturities of long-term debt	4.0	—		4.0
Dividends payable	22.5	—		22.5

Total current liabilities	256.6	—		256.6
Long-term debt	387.3	410.1	(h)	797.4
Notes payable	493.0	—		493.0
Non-current deferred revenue	21.1	—		21.1
Deferred income taxes	78.2	109.6	(f)	187.8
Other liabilities	15.7	—		15.7

Total liabilities	1,251.9	519.7		1,771.6
Commitments and contingencies
Shareholders’ equity	473.3	(7.1)	(c)	466.2

Total liabilities and shareholders’ equity	$1,725.2	$512.6		$2,237.8

See accompanying notes to unaudited pro forma combined financial information.

CHURCHILL DOWNS INCORPORATED

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

“As reported” financial information for the Company has been derived from historical consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 27, 2019.

The following is a summary of the unaudited pro forma adjustments reflected in the unaudited pro forma combined financial information. All adjustments are based on current valuations and assumptions which are subject to change:

(a)	Represents adjustment to exclude transaction expenses incurred by the Company in conjunction with the Transactions.

(b)

Represents additional estimated interest expense on $410.1 million of proceeds received from borrowings under the Company’s existing credit facility, assuming the Sale Transaction occurred on January 1, 2018. The interest rate used for the adjustment is 4.0%, and reflects the one-month LIBOR rate as of October 31, 2019 plus an applicable margin, as governed by the credit facility agreement. A 1/8 percentage point increase in the interest rate on the total of $410.1 million borrowings would increase the Company’s consolidated year to date interest expense by approximately $0.5 million. The adjustment of $15.3 million consists of estimated interest expense of $16.8 million, partially offset by savings of $1.5 million on the Company’s commitment fee in accordance with the existing credit facility.

(c)

Represents the Company’s 61.3% proportionate share of net income generated by Midwest Gaming for the period presented, pursuant to the equity method of accounting, as if the Sale Transaction had occurred on January 1, 2018. Midwest Gaming’s net income has been adjusted to include the incremental interest expense of approximately $20.7 million associated with the Recapitalization and net depreciation of approximately $0.9 million related to the difference in the historical basis of the Company’s contribution.

The accompanying unaudited pro forma combined statement of income excludes $6.0 million of loss on early extinguishment of debt and $5.6 million of transaction related expenses incurred by Midwest Gaming in conjunction with the Transactions. The accompanying unaudited pro forma combined balance sheet includes the Company’s 61.3% equity interest of the $6.0 million of loss on early extinguishment of debt and $5.6 million of transaction related expenses incurred by Midwest Gaming as a reduction to investment in and advances to unconsolidated affiliates.

(d)	Reflects the income tax effect of the unaudited pro forma adjustments based on the estimated combined federal and state statutory tax rate of 26%.

(e)	Represents the acquisition of 61.3% equity interest in Midwest Gaming, valued at cost. The Company’s ownership interest is accounted for under the equity method of accounting.

(f)

Represents the Company’s $109.6 million deferred tax liability and a corresponding increase in the Company’s investment in unconsolidated affiliates related to an entity the Company acquired in conjunction with the Company’s acquisition of the Clairvest ownership stake in Midwest Gaming. The Company notes that this deferred tax liability and corresponding asset is not included in Midwest Gaming’s historical financial statements.

(g)	Represents transaction expenses incurred by the Company subsequent to December 31, 2018 in conjunction with the Transactions.

(h)	Represents proceeds from borrowings totaling $410.1 million from the Company’s existing credit facility which funded the total aggregate cash consideration paid for the Sale Transaction.